SHELTON FUNDS POS-EX

Exhibit (h)(5)

P.O. Box 87 Denver, Colorado 80201 (800) 955-9988 (303) 534-5627

January 6, 2023

Shelton Funds

1875 Lawrence Street, Suite 300

Denver, CO 80202-1805

Re:    Certain Expense Limits

Gentlemen,

CCM Partners, LP d/b/a Shelton Capital Management (“SCM”), as the investment adviser to the various series funds (each a “Fund”, collectively the “Funds”) of Shelton Funds, hereby agrees to the expense limitations stated in the chart below with respect to the Funds.

SCM agrees to reimburse expenses incurred by the Funds to the extent that total annual operating expenses (excluding acquired fund fees and expenses, certain compliance costs, interest and broker expenses relating to investment strategies, taxes, extraordinary expenses such as litigation or merger and reorganization expenses, for example) exceed the percentage indicated in respect of each Fund.

Name of Fund	Class	Expense Undertaking by Shelton Capital Management through January 1, 2024
NASDAQ-100 Index Fund	Investor	0.49%
	Class K	0.99%
	Institutional	0.25%
U.S. Government Securities Fund	Investor	0.75%
	Class K	1.25%

This agreement is effective as of January 1, 2023, and may only be terminated or modified in respect of each Fund with the approval of the Board of Trustees. SCM may be reimbursed for any foregone advisory fees or unreimbursed expenses within three fiscal years following a particular reduction or expense, but only to the extent the reimbursement does not cause the Fund to exceed applicable expense limits, and the effect of such reimbursement is measured after all ordinary operating expenses are calculated. Any such reimbursement is subject to the review and approval of the Board of Trustees

If you have any questions, please do not hesitate to contact me at (415) 625-4900.

[Signature Page Follows]

Sincerely,

/s/ Steve Rogers

Steve Rogers

Chief Executive Officer

Shelton Capital Management

Agreed and Acknowledged:

/s/ Kevin Kogler	Date: 1/6/23

Cc:	Peter H. Schwartz, Davis Graham & Stubbs LLP, Counsel to Shelton Funds
Greg Pusch, General Counsel & CCO